UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850
Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

The information contained below in Item 5.02 is hereby incorporated by reference into this Item 1.01.

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           On March 8, 2007, we appointed John Kaiser as our Chief Executive Officer, effective as of March 26, 2007.  Mr. Kaiser has also been elected as a member of our Board of Directors, effective as of March 26, 2007.  From November 2002 through September 2005, Mr. Kaiser, age 69, was chief executive officer of Aperon Biosystems, a venture-backed medical device company based in Menlo Park, CA.  From July 2000 to August 2001, Mr. Kaiser was a founder and chief executive officer of VetMedSupply.com, a privately held company.  From 1990 to 1998, Mr. Kaiser served as director, president and chief executive officer of Biocircuits Corp., a publicly traded company specializing in the development of immunodiagnostic testing systems, serving as chairman of the board of directors beginning in March 1992.  Prior to joining Biocircuits Corp., Mr. Kaiser held various management positions at Boehringer Mannheim Corp. (currently Roche) and Abbott Diagnostics.  Mr. Kaiser holds a B.S. in Economics from the University of Wisconsin.

In connection with his appointment, on March 8, 2007, we entered into a letter agreement with Mr. Kaiser pursuant to which we agreed to further negotiate and enter into an employment agreement containing certain terms.  The letter agreement provides, among other things, for the following:  (a) an annual salary of $250,000; (b) a restricted stock grant of 2,000,000 shares, granted concurrently with the execution of a definitive employment agreement; and (c) if terminated other than for cause during the first year of employment, Mr. Kaiser is entitled to receive payment of one year’s salary and vesting of 25% of the above restricted stock grant.  We expect to enter into a definitive employment agreement with Mr. Kaiser prior to March 26, 2007, the date his employment with us commences.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter Agreement dated March 8, 2007.
99.1	Press Release dated March 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

March 14, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer